Exhibit 3.07

AMENDMENT TO

THE CERTIFICATE OF LIMITED PARTNERSHIP

OF

MORGAN STANLEY SMITH BARNEY SPECTRUM CURRENCY L.P.

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST:  The name of the Limited Partnership is Morgan Stanley Smith Barney Spectrum Currency L.P.

SECOND:  Article First of the Certificate of Limited Partnership shall be amended as follows:

First.  Name of Limited Partnership.  The name of the limited partnership is Morgan Stanley Smith Barney Spectrum Currency and Commodity L.P. (the “Partnership”).

THIRD:  Article Third of the Certificate of Limited Partnership shall be amended as follows:

Third.  General Partner.  The name and mailing address of each general partner is as follows:  Ceres Managed Futures LLC, 522 Fifth Avenue, 14th Floor, New York, NY 10036.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership on this 30th day of December, 2011.

Ceres Managed Futures LLC

By:	/s/ Walter J. Davis
Name: Walter J. Davis
Title: Authorized Person